Part II.  Other information, Item 6a.

                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                           Three Months Ended            Six Months Ended
                                             29-Sep-96   1-Oct-95         29-Sep-96  1-Oct-95

Primary:

Weighted average shares outstanding            77,898     76,987            77,797    76,706

Net effect of dilutive stock options              -        5,561               -       5,308
                                           ----------------------        --------------------

Total                                          77,898     82,548            77,797    82,014
                                           ======================        ====================

Net income (loss)                           $ (10,334)  $ 34,336          $ (1,465)  $63,127
                                           ======================        ====================

Net income (loss) per share                 $   (0.13)  $   0.42          $  (0.02)  $  0.77
                                           ======================        ====================

Fully diluted:

Weighted average shares outstanding            77,898     76,987            77,797    76,706

Net effect of dilutive stock options              -        5,561               -       5,473

Assumed conversion of
   5.5% Convertible Subordinated Notes
   (Note 1)                                       -        7,031               -       4,881
                                           ----------------------        --------------------
Total                                          77,898     89,579            77,797    87,060
                                           ======================        ====================

Net income (loss)                           $ (10,334)  $ 34,336          $ (1,465)  $63,127

Add:
Convertible subordinated notes interest
  and related expenses, net of taxes
  (Note 1)                                        -        1,903          $    -       2,496
                                           ----------------------        --------------------
Adjusted net income (loss)                  $ (10,334)  $ 36,239          $ (1,465)  $65,623
                                           ======================        ====================

Net income (loss) per share                 $   (0.13)  $   0.40          $  (0.02)  $  0.75
                                           ======================        ====================


Note 1: The potential effect of stock options and conversion of the 5.5% Convertible Subordinated Notes have not been included in the primary and fully diluted EPS calculation respectively, for the second quarter and first six months of fiscal 1997 because the stock options and Notes have an anti-dilutive impact on the calculation.

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